Exhibit 99

November 10, 2008

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 242-3770

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES THIRD QUARTER 2008 EARNINGS

Wheeling, WV, November 10, 2008–First West Virginia Bancorp, Inc. (AMEX: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced third quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the third quarter of 2008 was reported at $521,905 or $.34 per share, compared to $579,613 or $.38 per share reported for the same period a year earlier. The decrease in earnings during the third quarter of 2008 compared to 2007 was primarily attributed to declines in net interest income and noninterest income, offset in part by decreases in noninterest expenses and in income taxes and the increase in the provision for loan losses. During the third quarter of 2008 over 2007, net interest income declined $19,524 or 1.0%, and was primarily due to the decrease in the interest earned on loans, offset in part by an increase in the interest earned on investment securities and the decrease in the interest paid on interest bearing liabilities. Noninterest income decreased $16,124 or 4.4% as compared to the same period in 2007 and was primarily due to the decrease in service charges and other fee income combined with change in the gains (losses) on sales of investment securities, offset in part by the increase in other operating income. Noninterest expenses were reduced $52,585 or 2.9% during the three month period ended September 30, 2008 as compared to the same period in 2007 primarily due to the decreases in salary and employee benefits expense and other operating expenses, offset in part by the increase in occupancy expenses.

For the nine months ended September 30, 2008, net income was reported at $1,669,463 or $1.09 per share compared to $1,501,031 or $.98 per share reported for the same period in 2007. The increase in net income for the nine months ended September 30, 2008 as compared to the same period in 2007 of $168,432 or 11.2% was primarily the result of the increases in net interest income and noninterest income combined with the decrease in noninterest expenses and the increase in the provision for loan losses offset in part by the increase in income tax expense. As compared to the same period in the prior year, net interest income increased $15,139 or .2%, primarily due to the increase in the income earned on investment securities and other interest income, offset in part by an increase in the interest expense paid on interest bearing liabilities combined with the decline in the interest and fees earned on loans. Noninterest income increased $142,654 or 14.2% primarily due to the change in the gains (losses) on sales of investment securities combined with the increase in other operating income, offset in part by the decrease in service charges and other fee income. Noninterest expenses declined $218,965 or 4.0% during the nine month period ended September 30, 2008 as compared to the same period in 2007 due to the decreases in salary and employee benefits expense and in other operating expenses, offset in part by an increase in occupancy expenses.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	(Unaudited) September 30, 2008	December 31, 2007
AT PERIOD END
Total Assets	$262,078	$253,187
Total Deposits	209,891	203,127
Total Loans	121,220	121,739
Total Investment Securities	107,506	106,647
Shareholders’ Equity	27,177	27,215
Shareholders’ Equity Per Share of Common Stock	17.78	17.81

(Unaudited, in thousands, except share and per share data)	September 30, 2008	September 30, 2007
FOR THE THREE MONTHS ENDED
Net income	522	580
Provision for Loan Losses	—	(100)
Earnings Per Share of Common Stock	.34	.38
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	.79%	.91%
Return on Average Equity	7.56%	8.76%

FOR THE NINE MONTHS ENDED
Net income	1,669	1,501
Provision for Loan Losses	—	(100)
Earnings Per Share of Common Stock	1.09	.98
Dividends Per Share of Common Stock	.57	.57
Return on Average Assets	.87%	.79%
Return on Average Equity	8.20%	7.69%

Average shares outstanding	1,528,443	1,528,443

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”